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                                                                    EXHIBIT 10.2



                          PURCHASE AND SALE AGREEMENT
              (1400 LAVON STREET, MCKINNEY, COLLIN COUNTY, TEXAS)


         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is entered into by and between HOMCO, INC., a Texas corporation ("Seller") and DONALD J. CARTER, JR. ("Purchaser"), effective as of the Effective Date provided for in SECTION
19.11. below.


         For and in consideration of the mutual promises contained herein, Seller and Purchaser agree as follows:


                                   ARTICLE 1.

                         AGREEMENT OF SALE AND PURCHASE

         1.1. PROPERTY. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, that certain 15.3-acre tract of real property situated in Collin County, Texas, described on Exhibit A attached hereto and hereby made a part hereof (the "Land"), together with any buildings, structures, appurtenances and improvements located on the Land (such buildings and all other improvements located on the Land being herein referred to as the "Improvements") and all rights and appurtenances pertaining to the Land and the Improvements, including, without limitation, any and all rights of Seller in and to all oil, gas and mineral rights relating to the Land, all roads, alleys, easements, streets and ways adjacent to the Land, strips and gores and rights of ingress and egress thereto. The Land and Improvements as well as all Seller's rights and appurtenances pertaining thereto described above are hereinafter collectively referred to as the "Property." The legal description of the Land shown on the Survey (hereinafter defined) shall be substituted for the description of the Land set forth on Exhibit A upon its approval by Seller, Purchaser and the Title Company (hereinafter defined) and such legal description shall be utilized for the conveyance of the Property from Seller to Purchaser.


                                   ARTICLE 2.

                                 PURCHASE PRICE

         2.1. AMOUNT. The purchase price (the "Purchase Price") for the Property is Three Million Seven Hundred Twenty-Seven Thousand Three Hundred Eighty and No/100 Dollars ($3,727,380.00) and shall be payable in the manner set forth in
SECTION 2.2. below.

         2.2. METHOD OF PAYMENT. The entire Purchase Price shall be paid by Purchaser's delivering cash, a cashier's check or another form of current, collected federal funds in that amount to the Title Company (hereinafter defined) for disbursement by it to Seller or for Seller's account at the Closing (hereinafter defined).

         2.3. EARNEST MONEY DEPOSIT. Within three (3) business days after the date this Agreement is executed by both Seller and Purchaser, Purchaser shall deliver to the offices of

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Republic Title of Texas, Inc., to the attention of Leslie Wheeler, 2626 Howell
Street, 10th Floor, Dallas, Texas 75204-4064, telephone number: (214) 855-8888, telecopy number: (214) 855-8852 (the "Title Company"), as agent for First American Title Insurance Company, a deposit of Ten Thousand and No/l00 Dollars ($10,000.00) in cash (the "Earnest Money Deposit"). In the event Purchaser does not deposit the Earnest Money Deposit with the Title Company on or prior to the date designated in the preceding sentence, this Agreement shall automatically terminate and the parties hereto shall have no further rights, duties or obligations one to the other hereunder. In the event Purchaser does not terminate this Agreement prior to the expiration of the Review Period (defined in SECTION 8.1.) then the Earnest Money Deposit shall be nonrefundable to Purchaser except in the event of the default of Seller under the terms hereof. The Title Company shall hold the Earnest Money Deposit as escrow agent and shall invest the Earnest Money Deposit in such interest bearing investments as Purchaser shall reasonably designate from time to time which mature no later than the earlier of (a) the date on which the Closing hereunder is scheduled (at the time such investment is made) to be held or (b) the date (if it is then determinable) on which the Earnest Money Deposit will be required to be delivered to either Purchaser or Seller pursuant to the provisions of this Agreement. All such interest earned thereon shall be deemed to constitute a portion of the Earnest Money Deposit and shall be added thereto. At Closing, or upon the occurrence of a default under this Agreement, the Title Company shall deliver the Earnest Money Deposit to the party entitled to it in accordance with the other terms of this Agreement.

         2.4. INDEPENDENT CONTRACT CONSIDERATION. In addition to the Earnest Money Deposit, Purchaser shall deliver to Seller on the Effective Date a check in the amount of One Hundred and No/l00 Dollars ($100.00) (the "Independent Contract Consideration"), which amount the parties bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provision of this Agreement.


                                   ARTICLE 3.

                            THE DEED AND BILL OF SALE

         3.1. THE DEED. At the Closing, Seller shall convey the Property to Purchaser by special warranty deed in the form of Exhibit B attached hereto (the "Deed").

         3.2. DEED PROVISIONS. The Deed shall convey the Property to Purchaser subject only to the Permitted Exceptions as defined in SECTION 9.4. below.

         3.3. BILL OF SALE. The Bill of Sale shall convey to Purchaser, without recourse to or warranty by Seller, all rights of Seller in and to the fixtures, equipment and other tangible personal property attached to, installed in or used solely in connection with the Property (other than those trade fixtures and items of equipment and tangible personal property removed or identified for removal by Seller before Closing). The Bill of Sale shall also assign, to the extent assignable and without recourse to or warranty by Seller, all rights of Seller in and to any


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warranties, guaranties and service contracts in effect on the Closing Date (as herein defined) relating to the tangible personal property to be sold or to the Improvements. The Bill of Sale shall be in the form of Exhibit C attached hereto.

         3.4. AS IS TRANSACTION. TO INDUCE SELLER TO ENTER INTO THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT FOR SELLER'S WARRANTY OF TITLE IN SELLER'S SPECIAL WARRANTY DEED, THE PROPERTY SHALL BE CONVEYED AND TRANSFERRED TO PURCHASER "AS IS, WHERE IS, AND WITH ANY AND ALL FAULTS AND PATENT AND LATENT DEFECTS," AND SELLER HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS ANY REPRESENTATION, PROMISE, COVENANT, AGREEMENT, GUARANTY OR WARRANTY OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, QUANTITY, QUALITY, CONDITION, SUITABILITY, HABITABILITY, OR FITNESS OF THE PROPERTY FOR ANY PURPOSE WHATSOEVER, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION REGARDING SOIL CONDITIONS, AVAILABILITY OF UTILITIES, DRAINAGE, ZONING LAWS, ENVIRONMENTAL LAWS, OR ANY OTHER FEDERAL, STATE OR LOCAL STATUTES, CODES, REGULATIONS OR ORDINANCES. PURCHASER ALSO ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN THIS AGREEMENT FOR PURCHASER'S INSPECTION AND INVESTIGATION OF THE PROPERTY ARE ADEQUATE TO ENABLE PURCHASER TO MAKE PURCHASER'S OWN DETERMINATION WITH RESPECT TO THE SUITABILITY OR FITNESS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO SOIL CONDITIONS, AVAILABILITY OF UTILITIES, DRAINAGE, ZONING LAWS, ENVIRONMENTAL LAWS, AND ANY OTHER FEDERAL, STATE OR LOCAL STATUTES, CODES REGULATIONS OR ORDINANCES. PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS PARAGRAPH ARE AN INTEGRAL PORTION OF THIS AGREEMENT AND THAT SELLER WOULD NOT AGREE TO SELL THE PROPERTY TO PURCHASER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS, AGREEMENTS AND OTHER STATEMENTS SET FORTH IN THIS PARAGRAPH. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS NOT IN A DISPARATE BARGAINING POSITION WITH RESPECT TO SELLER. THE PROVISIONS CONTAINED IN THIS PARAGRAPH SHALL SURVIVE THE CLOSING HEREUNDER AND THE DELIVERY FROM SELLER TO PURCHASER OF THE SPECIAL WARRANTY DEED.


                                   ARTICLE 4.

                                   THE CLOSING

         The closing of the transaction contemplated by this Agreement (the "Closing") shall be at the offices of the Title Company and shall be held at 10:00 a.m., on a date selected by Seller and reasonably acceptable to Purchaser (the "Closing Date") falling between Monday, May 15, 2000, and Friday, May 26, 2000, unless Purchaser and Seller mutually agree to an earlier Closing,


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which agreement must be in writing and signed by the party against whom it is sought to be enforced. Upon completion of the Closing, Seller shall deliver possession of the Property to Purchaser in "As-Is" condition.



                                   ARTICLE 5.

                               CLOSING PRORATIONS

         5.1. The following amounts or items shall be prorated, credited or added to the Purchase Price at the Closing as appropriate, and except to the extent otherwise provided herein, shall adjust the Purchase Price at Closing:

         (a) Taxes. At Closing, all state, county and municipal ad valorem taxes, assessments and similar charges with respect to the Property for the year in which the Closing is consummated will be prorated as of the Closing Date based upon taxes, assessments and charges for such year, or if said ad valorem tax amounts for such year are not available, upon the ad valorem taxes for the previous year. Upon receipt of the tax bill for the Property for the year in which the Closing is consummated, the parties agree to prorate the taxes based on such bill and to adjust between themselves any differences between such bill and the previous year's tax bill.

         (b) Assessments. If, as of the Closing Date, the Property or any part thereof shall be or shall have been affected by any assessment or assessments, other than assessments for taxes on the Property for any years prior to the year Closing is consummated, which are or may become payable in installments, such assessments falling due after Closing shall be paid in full by Seller at Closing.

         (c) Utility Charges, Etc. Utility charges, maintenance costs, insurance premiums and other expenses of operating the Property shall be apportioned between Seller and Purchaser at the Closing as of 11:59 p.m. of the day preceding the date of Closing, such that credits and charges equitably attributable to all days preceding the date of Closing shall be allocated to Seller, and that credits and charges equitably attributable to all days from and after the date of Closing shall be allocated to Purchaser. Effective as of the Closing Date, Purchaser shall obtain its own insurance covering the Property, and shall change all utilities to its name and make all new utility deposits.

The foregoing proration provisions shall survive Closing.


                                   ARTICLE 6.

                         REPRESENTATIONS AND WARRANTIES

         6.1. SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date that:


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         (a) Seller has all power and authority legally necessary to enter into this Agreement, execute and deliver the Closing documents and sell and convey the Property to Purchaser in accordance with the terms of this Agreement.

         (b) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code as amended from time to time and at Closing Seller shall furnish Purchaser an Affidavit confirming the same in the form attached hereto as Exhibit D.

         (c) Seller will transfer to Purchaser at the Closing, fee simple title to the Property, subject only to the Permitted Exceptions.

         (d) There are no unrecorded liens or Uniform Commercial Code liens against any of the Property, but if it is determined that such liens do exist, they shall be satisfied at Closing out of the Purchase Price.

         (e) To the best of Seller's actual knowledge, during the period of Seller's ownership of the Property, no Hazardous Materials have been generated, processed, collected, treated, emitted, discharged, disposed or transported on, under, in, above, to or from the Property. As used herein, the term "Hazardous Materials" means (i) asbestos requiring abatement, removal, encapsulation, treatment or other handling pursuant to any Applicable Environmental Laws (hereinafter defined), (ii) polychlorinated byphenyls (more commonly known as "PCB's"), (iii) storage tanks, whether above ground or below ground, in need of abatement, removal, repair, treatment, or other handling in order that the same shall comply with Applicable Environmental Laws, (iv) any wastes, chemicals, substances or other materials, the generation, processing, collection, storage, treatment, release, emission, discharge, disposal or transportation of which is prohibited on, under, in, above, to or from the Property by any Applicable Environmental Laws, (v) any wastes, chemicals, substances or other materials present on or being released, emitted or discharged from the Property in quantities sufficient to require reporting under any Applicable Environmental Laws and (vi) any other wastes, chemicals, substances or materials which, pursuant to any Applicable Environmental Laws, require notification to be provided to any Governmental Authority (hereinafter defined), in their generation, processing, collection, storage, treatment, disposal or transportation. As used herein, the term "Governmental Authority" shall mean the United States of America, the State of Texas, the County of Collin, the City of McKinney or any other political subdivision in which the Property is located, and any other political subdivision, department, commission, board, agency, authority or instrumentality exercising jurisdiction over Seller or the Property. As used herein, the term "Applicable Environmental Laws" shall mean any and all valid and applicable federal, state or local laws, rules or regulations in effect at the time in question, protecting the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Federal Water Pollution Control Act, the Clean Air Act, as amended, the Clean Water Act, as amended, the Hazardous and Solid Waste Amendments of 1984, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Texas Natural Resources Code, the Texas Hazardous Substances Spill and Control Act, as amended, the Texas Water Code and the Texas Solid Waste Disposal Act, and the regulations adopted and promulgated pursuant thereto. Seller is unaware as to whether or not that any Hazardous Materials were generated, processed, collected, treated,



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emitted, discharged, disposed or transported on, under, in, above, to or from the Property during the period prior to Seller's ownership of the Property.

         (f) Seller may have provided, or may provide prior to Closing, to Purchaser documents prepared by third parties relating to the operations or condition of the Property, including, without limitation, reports, analyses, plans, surveys and specifications (the "Third Party Documents").

         As used in this Agreement, "Seller's actual knowledge" or words of like import shall mean the current actual knowledge of Jim Livingston, based on an examination of his books and records, but without any duty of further inquiry or investigation of any kind.

         PURCHASER HEREBY ACKNOWLEDGES THAT SELLER HAS NOT MADE AND DOES NOT MAKE ANY WARRANTY OR REPRESENTATION REGARDING THE TRUTH OR ACCURACY OF THE THIRD PARTY DOCUMENTS OR THE SOURCE THEREOF AND SELLER SPECIFICALLY DISCLAIMS ANY PRINCIPAL/AGENCY RELATIONSHIP BETWEEN SELLER AND THE AUTHOR OR SOURCE OF ANY CONSTITUENT REPORT OR DOCUMENT OF THE THIRD PARTY DOCUMENTS. SELLER HAS NOT UNDERTAKEN ANY INDEPENDENT INVESTIGATION AS TO THE TRUTH OR ACCURACY OF THE THIRD PARTY DOCUMENTS AND IS PROVIDING THE THIRD PARTY DOCUMENTS SOLELY AS AN ACCOMMODATION TO PURCHASER; IN PERMITTING THE PERMITTED OUTSIDE PARTIES TO REVIEW THE THIRD PARTY DOCUMENTS OR INFORMATION TO ASSIST PURCHASER, NO THIRD PARTY BENEFITS RELATIONSHIPS OF ANY KIND, EITHER EXPRESS OR IMPLIED, HAVE BEEN OFFERED, INTENDED OR CREATED BY SELLER AND ANY SUCH CLAIMS ARE EXPRESSLY REJECTED BY SELLER AND WAIVED BY PURCHASER AND THE PERMITTED OUTSIDE PARTIES. THE PROVISIONS CONTAINED IN THIS PARAGRAPH SHALL SURVIVE THE CLOSING HEREUNDER AND THE DELIVERY FROM SELLER TO PURCHASER OF THE SPECIAL WARRANTY DEED.

         6.2. PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date that:

         (a) Purchaser has the full right, power, and authority to purchase the Property from Seller as provided in this Agreement and to carry out Purchaser's obligations under this Agreement, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out Purchaser's obligations hereunder has been accomplished or will be accomplished on or before Closing.

         (b) As of the Effective Date, Purchaser has been hereby advised in writing that Purchaser should have an abstract covering the Property examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or obtain a policy of title insurance.

         (c) Purchaser is not subject to any legal or administrative proceeding, debt structure or other agreement which would prevent Purchaser's full and timely performance of its obligations hereunder.


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         (d) Purchaser acknowledges that any and all of the Third Party
Documents are proprietary and confidential in nature and have been or will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose any of the Third Party Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser's organization except as to its attorneys, accountants, lenders or investors (collectively, the "Permitted Outside Parties"). Purchaser further agrees that within its organization, or as to the Permitted Outside Parties, the Third Party Documents shall be disclosed and exhibited only to those persons within Purchaser's organization or the Permitted Outside Parties who are responsible for determining the feasibility of Purchaser's acquisition of the Property.

         (e) In the event the transaction contemplated by this Agreement is not consummated for any reason, except for Seller's default, Purchaser shall promptly deliver to Seller copies of (but no propriety rights in) all available reports and studies (other than appraisals) relating to the Property in its possession or in the possession of its agents, consultants or employees, including, without limitation, any and all (i) environmental reports, (ii) market studies, (iii) site plans, plats and related engineering, (iv) prospect lists, (v) soil reports, (vi) architectural renderings, drawings and/or elevations, and (vii) Third Party Documents, including any copies thereof made by Purchaser or at Purchaser's direction.


                                   ARTICLE 7.

                               SELLER'S COVENANTS

         In addition to Seller's other covenants and obligations contained in this Agreement, Seller agrees as follows:

         7.1. PROPERTY RECORDS. Seller shall deliver to Purchaser, on or before five (5) days after the Effective Date, copies of (a) all tax bills relating to the Property, including, but not limited to, ad valorem, rental and special assessments for the preceding two (2) calendar years; (b) utility documents relating to the Property, if any, for the preceding two (2) calendar years; (c) any and all information regarding any condemnation notices, proceedings and/or awards received by Seller affecting the Property; (d) any endangered species letters received by Seller pertaining to the Property; and (e) any and all other information reasonably requested by Purchaser relating to Seller's use and occupancy of the Property.

         7.2. PLANS AND STUDIES. Seller, at its expense, shall deliver to Purchaser, on or before five (5) days after the Effective Date, copies of (but no propriety rights in) all surveys, plats, site plans, engineering studies, topographical surveys, environmental studies and other plans, specifications and studies relating to all or any part of the Property which are in Seller's possession.

         7.3. NO ENCUMBRANCES. Seller agrees to neither grant, suffer, commit nor permit any easements or encumbrances upon any part of the Property between the Effective Date of this Agreement and the Closing or termination of this Agreement, except such easements or encumbrances as shall be released on or before Closing.



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                                   ARTICLE 8.

                                   CONDITIONS

         8.1. PURCHASER'S REVIEW PERIOD. Purchaser shall have a period of time commencing upon the Effective Date and ending upon the day which is thirty (30) days after the Effective Date (the "Review Period") during which to inspect the Property, the status of title to the Property, any books and records of Seller relating to the ownership or operation of the Property, and to perform any appraisals, surveys, studies and analysis desired by Purchaser relating to the status of title to the Property and the environmental condition of the Property. If, prior to the expiration of the Review Period, Purchaser determines that the Property or the status of title to the Property is not suitable for its purposes, Purchaser may terminate this Agreement by providing written notice of termination to Seller prior to the expiration of the Review Period. If Purchaser terminates this Agreement before the end of the Review Period in strict accordance with its right to terminate set forth in the preceding sentence, then the Earnest Money Deposit shall be immediately refunded to Purchaser without deduction or offset. Should Purchaser fail to terminate this Agreement in accordance with the provisions of this SECTION 8.1. prior to the expiration of the Review Period, the Earnest Money Deposit shall be nonrefundable to Purchaser except in the event of a default by Seller under the terms hereof.

         8.2. PURCHASER'S TESTING RIGHTS AND INDEMNITY. During the Review Period, Purchaser, its agents, contractors, employees and representatives, shall have the right to enter the Property at all reasonable times in order to inspect the Property; provided that (i) all such work shall be at Purchaser's risk and expense, and (ii) copies of all such reports (except appraisals), audits, studies and analyses shall be forwarded to Seller without recourse or warranty to Purchaser. Purchaser shall not undertake any destructive testing without Seller's prior written consent. Purchaser agrees to indemnify Seller and hold Seller harmless from and against all injury, damage, loss, cost and expense, including costs of repairing damage to the Property and costs of defending claims arising out of the exercise of Purchaser's testing and inspection rights accorded by this SECTION 8.2. This indemnity obligation shall survive termination of this Agreement. At Seller's election Purchaser shall immediately restore the Property to substantially its original condition if changed due to the tests and inspections performed by Purchaser.


                                   ARTICLE 9.

                                TITLE AND SURVEY

         9.1. TITLE COMMITMENT DELIVERY. Within ten (10) days after the Effective Date of this Agreement, Seller shall obtain and cause to be delivered to Seller: (a) a current Commitment for an Owner's Policy of Title Insurance or preliminary title report covering the Property (the "Title Commitment") issued by the Title Company, whereby the Title Company commits to issue to Purchaser its Owner's Policy of Title Insurance in accordance with this Agreement; and (b) true and legible copies of all instruments listed or referred to as exceptions on the Title Commitment (collectively, the "Exception Documents").



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         9.2. TITLE COMMITMENT FEATURES. The Title Commitment shall describe the
Property (and such legal description as modified by the Survey (hereinafter defined) shall, after approval of the Survey by Purchaser and Seller, be automatically incorporated as the description of the Property into this Agreement and shall be used as such in all Closing documents), list Purchaser as the proposed insured and show the Purchase Price as the policy amount.

         9.3. SURVEY. Within ten (10) days after the Effective Date of this Agreement, Seller shall obtain and cause to be delivered to Seller and Purchaser an on-the-ground, as-built survey of the Land and Improvements (the "Survey"), prepared and certified as to all matters shown thereon by a registered surveyor in compliance with the standards of a Category 1-A, Condition II survey, as specified in the latest edition of the Manual of Practice for Land Surveying of Texas published by the Texas Surveyor's Association.

         9.4. TITLE REVIEW. All title encumbrances or exceptions which are referred to or listed in Schedule B of the Title Commitment, or are shown on the Survey, and to which Purchaser does not object in a written notice given to Seller on or before the period of time (the "Objection Period") expiring fifteen
(15) days after the date on which Purchaser has received the last to be received of the Title Commitment, the Exception Documents and the Survey, shall be deemed to be exceptions (the "Permitted Exceptions") which are permitted to be included as exceptions to title both in Seller's Deed to Purchaser and in the Owner's Policy of Title Insurance required by SECTION 10.1.(E) below. With regard to matters to which Purchaser does object in a written notice given to Seller before the end of the Objection Period, Seller shall have a period of time expiring ten (10) days after the date Seller has received Purchaser's written objection notice ("Seller's Curative Period") within which Seller may (but shall have no obligation) to cure such written objections. Seller shall have the right, but no obligation, to cure any matters to which Purchaser objects. If Seller fails to cure any such objections within Seller's Curative Period, then Purchaser, as its sole and exclusive remedy, shall have the right to terminate this Agreement by written notice delivered to Seller and the Title Company prior to the expiration of the Review Period, whereupon all of the Earnest Money Deposit shall be returned to Purchaser, or Purchaser, at its election may waive in writing any such objections and proceed to Closing without reduction in the Purchase Price in which event such written objections shall be Permitted Exceptions.


                                   ARTICLE 10.

                                   THE CLOSING

         10.1. SELLER'S CLOSING OBLIGATIONS. At the Closing, Seller shall cause the following documents, certificates and items to be furnished to Purchaser:

         (a) The Deed in the form required by ARTICLE 3. above, duly executed and acknowledged by Seller.

         (b) Evidence of payment, satisfaction and discharge of any and all outstanding liens (other than the statutory lien for taxes not yet due and payable) and other assessments,


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mortgages, security interests or other encumbrances securing the payment of any indebtedness secured by the Property.

         (c) The Bill of Sale and Assignment in the form required by ARTICLE 3. above, duly executed by Seller.

         (d) The Affidavit described in SECTION 6.1.(b).

         (e) An Owner's Policy of Title Insurance covering the Property issued by the Title Company in accordance with the terms of this Agreement insuring Purchaser's title in the amount of the Purchase Price.

         (f) Tax Certificates.

         (g) Evidence reasonably satisfactory to Purchaser and the Title Company of Seller's and Seller's closing representative's power and authority to consummate the transactions provided for in this Agreement.

         (h) Any additional documents that the Title Company considers reasonably necessary to consummate this transaction.

         10.2. PURCHASER'S CLOSING OBLIGATIONS. Subject to Seller's performing its obligations under SECTION 10.1. above, at the Closing, Purchaser shall:


         (a) Pay the Purchase Price pursuant to the provisions of SECTION 2.2. above.

         (b) Evidence reasonably satisfactory to Seller and the Title Company of Purchaser's and Purchaser's closing representative's power and authority to consummate the transactions provided for in this Agreement.

         (c) Any additional documents that the Title Company considers reasonably necessary to consummate this transaction.

         The Earnest Money Deposit shall be credited against the Purchase Price.


                                   ARTICLE 11.

                      RISK OF LOSS; DAMAGE OR CONDEMNATION

         The risk of loss resulting from any pending or threatened condemnation or eminent domain proceeding which is commenced prior to Closing, and the risk of loss to the Property due to any other cause, remains with Seller until Closing. If, prior to the Closing, all or part of the Property shall be destroyed, damaged or subjected to a bona fide threat of condemnation, eminent domain or other proceeding, Seller shall so notify Purchaser, and Purchaser may elect to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser, or (ii) Purchaser may declare this Agreement to remain in full force and effect and at Closing, Seller shall assign, transfer and set over to Purchaser all of the right, title and interest of


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Seller in and to any awards and insurance proceeds or claims that have been or that may thereafter be made for such taking or damage.


                                   ARTICLE 12.

                  DEFAULT, REMEDIES, AND DISPOSITION OF DEPOSIT

         12.1. SELLER'S DEFAULT. If the transaction provided for herein is not completed because of a default (willful or otherwise) by Seller then and in that event the Earnest Money Deposit shall be immediately returned to Purchaser, and Purchaser may as its sole and exclusive remedy either (i) terminate this Agreement by written notice to Seller, or (ii) enforce specific performance. Provided, however, that Purchaser's right to specific performance against Seller shall be limited to the right to require Seller to convey only such title to the Property as Seller may have, with no reduction in the Purchase Price.

         12.2. PURCHASER'S DEFAULT. If the transaction provided for herein is not completed because of a default (willful or otherwise) by Purchaser, Seller, as its sole and exclusive remedy, may terminate this Agreement by giving written notice, accompanied by Seller's sworn written statement to both Purchaser and the Title Company that Purchaser is then in default under this Agreement and Seller is not, and may have and receive the Earnest Money Deposit as liquidated damages (such sum being agreed upon as reasonable liquidated damages, and not as a penalty, because of the difficulty and inconvenience of ascertaining Seller's actual damages). Provided, that if Purchaser duly exercises its option to terminate this Agreement pursuant to SECTION 8.1. above before the end of the Review Period, then all of the Earnest Money Deposit shall be promptly refunded to Purchaser.

         12.3. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to a right herein granted, then the Earnest Money Deposit shall be disbursed to Purchaser or Seller, as appropriate, and thereafter neither party shall have any further rights or obligations hereunder, except with respect to obligations that expressly survive such termination.


                                   ARTICLE 13.

                                    EXPENSES

         13.1. SELLER'S PAYMENTS. At (or, at Seller's election, before) the Closing Date, Seller shall pay:

         (a) One-half (1/2) the costs of the Owner's Policy of Title Insurance required hereby except that the costs of any additional premiums for modification or deletion of standard exceptions, or endorsements to the Owner's Policy of Title Insurance shall be at Purchaser's sole cost and expense;

         (b) The fee for recording the Deed;

         (c) One-half (1/2) of any escrow fee charged by the Title Company;

         (d) One-half (1/2) the costs associated with the Survey;

         (e) All charges for Tax Certificates;

         (f) Seller's own attorneys' fees;

         (g) All of any special messenger, copy or other service charge made by the Title Company for services requested by Seller or its representatives; and

         (h) Any other customary costs and expenses not specifically provided for herein and normally borne by a Seller of real property in the county in which the Property is situated.

         13.2. PURCHASER'S PAYMENTS. At (or at Purchaser's election before) the Closing Date, Purchaser shall pay:

         (a) One-half of any escrow fee charged by the Title Company;

         (b) Purchaser's own attorneys' fees;

         (c) One-half (1/2) the costs associated with the Survey;

         (d) One-half (1/2) the costs of the Owner's Policy of Title Insurance required hereby except that the costs of any additional premiums for modification or deletion of standard exceptions, or endorsements to the Owner's Policy of Title Insurance shall be at Purchaser's sole cost and expense;

         (e) All of any special messenger, copy or other service charge made by the Title Company for services requested by Purchaser or its representatives; and

         (f) All costs and expenses associated with the due diligence review of the Property and any other customary costs and expenses borne by a Purchaser of real property in the county in which the Property is situated.


                                   ARTICLE 14.

                         REAL ESTATE BROKERAGE INDEMNITY

         Seller does hereby agree to indemnify Purchaser against and hold Purchaser harmless from any and all real estate commissions, claims for such commissions or similar fees, including attorneys' fees incurred in any lawsuit regarding such commissions or fees arising by, through or under Seller. Purchaser does hereby agree to indemnify Seller against and hold Seller harmless from any and all real estate commissions, claims for such commissions or similar fees arising by, through or under Purchaser. In connection therewith, Purchaser and Seller hereby represent and warrant to each other that neither such party, their officers, employees and agents, have contracted for any such real estate commissions, nor have they, without the knowledge of the other, contacted real estate agents or brokers, nor have they, without the others knowledge, acted in a manner so as to give rise to a claim for such real estate commissions or similar fees.

                                   ARTICLE 15.

                                    SURVIVAL

         The representations and warranties of Purchaser and Seller contained in this Agreement shall survive the Closing for a period of one (1) calendar year and shall not be deemed merged into the Closing documents.


                                   ARTICLE 16.

                               RIGHT OF ASSIGNMENT

         Purchaser may assign its rights under this Agreement to a person or entity which, directly or indirectly, controls, is controlled by or is under common control with Purchaser, without the prior written consent of Seller. Purchaser may not assign its rights under this Agreement to any other person or entity without the prior written consent of Seller. Any person or entity to which Purchaser assigns its rights under this Agreement shall execute and deliver to Seller, contemporaneously with such assignment, a written assumption agreement under which such assignee assumes all of the duties, obligations and liabilities of Purchaser under this Agreement, states that the Earnest Money Deposit has become the property of such assignee, and agrees to be bound by all of the terms and provisions of this Agreement. Should Purchaser assign its rights under this Agreement in the manner permitted hereby, upon delivery of such assumption agreement to Seller, Purchaser shall be released from all liability and obligations under this Agreement.



                                   ARTICLE 17.

                                LITIGATION COSTS

         Should either Seller or Purchaser bring legal proceedings permitted hereunder against the other to enforce any provision of this Agreement, the party in whose favor final judgment is entered by the Court in such proceedings shall be entitled to recover against the other party the reasonable attorneys' fees and expenses incurred by the prevailing party.

                                   ARTICLE 18.

                        CONTINUATION OF MARKETING EFFORTS

         Purchaser acknowledges that Seller will continue to market the Property for sale to third parties while this Agreement is in effect. If Seller at any time receives a bona fide offer to purchase the Property or any part thereof from a third party offeror that Seller determines is preferable to the terms of this Agreement (the "Third Party Offer"), Seller may subordinate Purchaser's rights under this Agreement (as to the entire Property or the part thereof included in the Third Party Offer) to the rights of such third party offeror (in which event this Agreement will become a "back-up" contract), and may accept the Third Party Offer unless Purchaser elects, within five (5) business days of its receipt of written notice that Seller has received a Third Party Offer (the "Notice"), to amend this Agreement and purchase the Property on the price and terms set forth in the Third Party Offer. Seller's written notice to Purchaser of the Third Party Offer shall set forth the price of the proposed sale, the identification of the proposed purchaser and a description of the Property or part thereof proposed to be sold, and shall be accompanied by a copy of the written document evidencing the Third Party Offer. If Purchaser elects to purchase the Property (or part thereof included in the Third Party Offer) on the price and terms set forth in the Third Party Offer, Purchaser shall sign and deliver an amendment to this Agreement, prepared by Seller's counsel in form reasonably satisfactory to Purchaser and Seller (the "Amendment"), evidencing the same price and terms as set forth in the Third Party Offer, except that the Closing Date and all interim deadlines for performance set forth in this Agreement shall remain in effect, such that Closing under this Agreement, as amended by the Amendment, occurs in any event on or before May 26, 2000. If Purchaser does not elect to purchase the Property (or part thereof included in the Third Party Offer) within five (5) business days of its receipt of the Notice by delivering to Seller written notice of such election, or does not sign and deliver the Amendment within five (5) business days of its receipt of the Amendment, then Purchaser's rights under this Agreement shall automatically become subordinate (as to the entire Property or the part thereof included in the Third Party Offer), to the rights of the third party offeror under the contract it enters into with Seller in accordance with the Third Party Offer (i.e., this Agreement will become a "back-up" contract), and Seller may sell the Property or part thereof included in the Third Party Offer to the third party offeror free and clear of all claims of Purchaser under this Agreement. The immediately preceding sentence is intended to be self-operative and effective without the necessity of further action or approval by any party. If Purchaser's rights under this Agreement are subordinated to the rights of a third party offeror pursuant to this ARTICLE 18, and Seller consummates the sale of the Property to such offeror as permitted by this
ARTICLE 18, the Earnest Money Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for the actual and reasonable costs, including reasonable attorneys' fees and expenses, incurred by Purchaser in connection with its efforts to purchase of the Property. Purchaser agrees to provide Seller, upon request, with reasonable documentation confirming (i) the subordination of Purchaser's rights under this Agreement (i.e., that this Agreement has become a "back-up" contract), and (ii) substantiating such costs.


                                   ARTICLE 19.

                                  MISCELLANEOUS

         19.1. NOTICES. All notices, requests and other communications under this Agreement shall be in writing and shall be sent via facsimile, delivered in person, or sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

 If intended for Seller:

                   Homco, Inc.
                   Attn: Bettina S. Simon, Vice President and General Counsel 4550 Spring Valley Road
                   Dallas, Texas 75244-3705
                   Telephone:  972-386-1084
                   Facsimile:  972-386-1106

 with a copy to:

                   Weil, Gotshal & Manges LLP
                   Attn:  Philip I. Danze, Esq.
                   100 Crescent Court, Suite 1300
                   Dallas, Texas 75201-6950
                   Telephone:  214/746-7716
                   Facsimile:  214/746-7777

 If intended for Purchaser:

                   Mr. Donald J. Carter, Jr.
                   5608 Glenbrook Circle,
                   Plano, Texas  75093
                   Telephone:
                             -----------------------------
                   Facsimile:
                             -------------------------

 with a copy to:

                   Munsch, Hardt, Kopf & Harr, P.C.
                   Attn:  Lynn M. Collins, Jr., Esq.
                   1445 Ross Avenue
                   4000 Fountain Place
                   Dallas, TX 75202
                   Telephone: 214-855-7500
                   Facsimile: 214-855-7584

or at such other address, and to the attention of such other person, as any party shall specify in a notice given as herein provided. Facsimile and personal delivery of all notices shall always be effective with evidence of confirmation of receipt, and all such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof in the event of a mailing in the manner specified herein, on a date three (3) days after the date of the mailing thereof, whether or not the intended recipient of the notice actually receives it.

         19.2. SECTION 1031. Purchaser shall cooperate as reasonably requested by Seller, at no cost to Purchaser, in connection with Seller's selling the Property pursuant to a tax-deferred exchange qualifying under Section 1031 of the Internal Revenue Code. Purchaser shall not be obligated to take title to any replacement property or incur any cost or expense as part of such cooperation. Rather, the parties shall use an affiliate of the Title Company as a qualified intermediary and an escrow arrangement reasonably approved by Purchaser. Seller has or soon will have the exchange property under contract and shall designated the Property as the sole and exclusive trade property for the exchange transaction in accordance with ARTICLE 4. Seller also assumes responsibility for filing necessary tax forms for the exchange.

         19.3. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transactions contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         19.4. APPLICABLE LAW AND VENUE. This Agreement is performable in Collin County, Texas and shall be governed by and construed in accordance with the laws of the State of Texas. Either Collin County, Texas or Dallas County, Texas shall be a proper place of venue for all suits hereon.

         19.5. CAPTIONS. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, limit or affect the scope or intent of this Agreement or any of its provisions.

         19.6. BINDING EFFECT. This Agreement shall bind and benefit the parties hereto and their respective successors and permitted assigns.

         19.7. TIME OF THE ESSENCE. Time is of the essence of the performance of Seller's and Purchaser's obligations hereunder.

         19.8. EXHIBITS INCORPORATED. All Exhibits to this Agreement referred to above are hereby incorporated in this Agreement at the respective places in it where they are mentioned.

         19.9. CONSTRUCTION. Purchaser and Seller acknowledge that each party and its legal counsel have reviewed and revised this Agreement and that they agree the normal rule of construction that any ambiguities are to be resolved against the drafter shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         19.10. TIME PERIODS. If the final day of any period of time set out in any provision of this Agreement falls on Saturday or Sunday or on a legal holiday under the laws of the State of Texas, then and in such an event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

         19.11. OFFER; EFFECTIVE DATE. The submission of this Agreement to Purchaser for its review and signature does not constitute an offer to sell the Property to Purchaser on the terms set forth herein, but rather an invitation for Purchaser to make an offer to Seller on these terms. Seller shall not be bound by this Agreement until Seller has signed and delivered this Agreement to Purchaser and the Title Company. The "Effective Date" of this Agreement shall be the date the Title Company acknowledges that an original of this Agreement executed by both Purchaser and Seller and the Earnest Money Deposit have been received by the Title Company.

         19.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original; but all of such counterparts shall together constitute but one and the same instrument.

         19.13. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

         19.14. CONDITION PRECEDENT TO SELLER'S OBLIGATIONS. Purchaser acknowledges that the approval of the Board of Directors of Seller to the transactions described in this Agreement shall be a condition precedent to Seller's obligations hereunder.

         19.15. FURTHER ACTS. In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Seller and Purchaser agree to perform, or cause to be performed, on, before and after Closing any and all such further acts as may be reasonably necessary to consummate the transactions contemplated hereby.

         19.16. CONFIDENTIALITY. By their execution hereof, Seller and Purchaser, their respective agents, employees, officers, shareholders, directors, successors, independent contractors and permitted assigns hereby agree to maintain in strict confidentiality, all of the terms, provisions, agreements and information contained in or referred to in this Agreement, including any of the exhibits attached hereto and the results of any tests, surveys, economic feasibility studies, environmental audits and other information provided to or generated by Purchaser or Seller. The information to be maintained in strict confidentiality pursuant to the preceding sentence shall not be disclosed directly or indirectly to any person or entity without the prior written consent and specific written approval of the other party hereto. Notwithstanding the foregoing, information may be disclosed to title company personnel, attorneys, accountants, prospective lenders and their counsel and prospective equity participants and their counsel or as otherwise required by law or court order.

         EXECUTED in multiple counterparts, each of which shall constitute an original hereof for all purposes and be enforceable without production of or accounting for the others, effective as of the Effective Date provided for in
SECTION 19.11. above.

                                      SELLER:

                                      HOMCO, INC.,
                                      a Texas corporation



                                      By:
                                         ---------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------




Executed on March 14, 2000


                                      PURCHASER:



                                      ------------------------------------------
                                      DONALD J. CARTER, JR.

Executed on March 14, 2000

         Fully executed counterpart original of this Agreement and the sum of $10,000 cash Earnest Money Deposit received.

                                            TITLE COMPANY:

                                            REPUBLIC TITLE OF TEXAS, INC.



                                            By:
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------



Executed on March 14, 2000
(the "Effective Date" of this Agreement)








Exhibit A  -  Property Description
Exhibit B  -  Special Warranty Deed
Exhibit C  -  Bill of Sale
Exhibit D  -  Non-Foreign Status Affidavit